Exhibit 10.14

SOFTWARE LICENSE AND ASSET PURCHASE AGREEMENT

THIS SOFTWARE LICENSE AND ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of the 16th day of July, 2007 by and between Intellectus, LLC, a Florida limited liability company with its principal offices located at 300 Bucksley Lane, #305, Daniel Island, South Carolina  29492 (“Owner”) and IP Holding of Nevada Corp., a Nevada corporation with its principal offices located at 1351 Dividend Drive, Suite G, Marietta, Georgia 30067 (“Licensee”), a subsidiary of Shea Development Corp. (“Shea”).

W I T N E S S E T H:

WHEREAS, Owner is in the business of designing, developing, manufacturing and licensing computer software (“Software”); and

WHEREAS, Owner has rights in certain Software identified as “Bravera Process Director”, “Bravera Content Director” and “Bravera RAPID Workplace” (collectively, the “Software”);

WHEREAS, the Owner has taken what Owner believes are reasonable steps to register and protect the Software and certain other intellectual property identified more fully in Exhibit A attached hereto and incorporated herein by this reference (collectively, the “Intellectual Property Assets”); and

WHEREAS, Licensee desires to obtain, effective as of the date of this Agreement, an exclusive, royalty free, worldwide license from the Owner with respect to the Intellectual Property Assets and subsequently to acquire all of Owner’s right, title and interest to the Intellectual Property Assets in accordance with the terms and conditions identified more fully in Exhibit B and Exhibit C.

NOW, THEREFORE in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

Article I.                                               Definitions

For purposes of this Agreement, the following definitions apply:

“Agreement” shall mean this Software License and Asset Purchase Agreement.

“Confidential Information” shall mean the Source Code and the source code to the Derivative Works.

“Customer” shall mean the end users of the Software.

“Derivative Works” shall include any work, revision, elaboration, enhancement, modification, translation, abridgement, condensation or other expansion that is based upon the Software or a portion thereof.  For purposes of this Agreement, Derivative Works shall not include works that remain separable from, or merely link to the interfaces of the work and Derivative Works thereof.

“Domain” shall mean the Owner’s domain names listed on Exhibit A.

“Effective Date” shall mean July 16, 2007.

“Intellectual Property Assets” shall have the meaning set forth in the recitals.

“License” shall have the meaning set forth in Article II, Section 1.

“License Term” shall mean the period commencing as of the Effective Date and ending on the earlier of July 15, 2008, or the date on which the Owner has received the initial $1,000,000.00 in consideration due the Owner pursuant to the terms of this Agreement, or the date on which this Agreement is terminated for any reason.

“Marks” shall mean those certain trademarks listed on Exhibit A.

“Material Breach” shall mean a breach of an essential and inducing feature of the Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among Shea Development Corp., Shea Development Acquisition No. 3 Corp., Bravera, Inc. and Christopher Watson, dated April 26, 2007.

“Purchase Price” shall have the meaning set forth in Article III, Section 4.

“Software” shall have the meaning set forth in the recitals.

“Source Code” shall mean the computer programming code of the Software or any computer instructions necessary to compile the underlying Software, whether in print, magnetic or some other form.

Article II.                                           License and Software Rights

1.                                      GRANT OF LICENSE

Subject to the terms and conditions of this Agreement, Owner hereby grants to Licensee and Licensee hereby accepts a royalty-free, worldwide and exclusive right and license (“License”) to use, market, copy, sublicense (subject to the sublicensing restrictions provided herein), modify, customize, translate, adapt, publish, display or create Derivative Works of the Software during the License Term. During the License Term, Licensee may sub-license the Software to Bravera, Inc. or any other parent, subsidiary, or affiliated company of Licensee; provided, however, any such sublicense shall be for a term that will extend no longer than the License Term.

2.                                      PROTECTION OF CONFIDENTIAL INFORMATION

Notwithstanding anything in this Agreement to the contrary, the parties recognize that throughout the License Term, the Software Source Code is Owner’s Confidential Information, to be protected by Licensee from unauthorized disclosure with the greater of a commercially reasonable degree of care or the same degree of care as Licensee uses for the Customer’s own confidential information. Licensee may not resell, rent, lease or distribute the Source Code alone, it shall be distributed only as a compiled component of an application.

3.                                      DERIVATIVE WORKS

In the event that Owner creates any Derivative Works during the License Term, the original portion of such Derivative Works shall, upon creation, be jointly owned by Owner and Licensee as joint authors, and all right, title and interest in the original portion of such Derivative Works shall be held by Owner and Licensee as joint authors; provided that (i) upon the earlier to occur of July 15, 2008 or Owner’s receipt of the initial $1,000,000.00 in consideration due the Owner pursuant to the terms of this Agreement, Owner shall transfer all of its rights in such Derivative Works to Licensee, and (ii) in the event that the License Term ends prior to July 15, 2008 for any reason otherwise provided herein Owner shall convey, effective immediately upon such termination, all of its right, title and interest in and to the Derivative Works to Licensee.

4.                                      LICENSE TERM

Upon the conclusion of the License Term prior to July 15, 2008 for any reason other than Owner having received the initial $1,000,000.00 in consideration due the Owner pursuant to the terms of this Agreement, (i) all rights granted to Licensee in the Intellectual Property Assets hereunder shall immediately terminate and revert to Owner; (ii) Licensee shall immediately return to Owner all embodiments of any of the Intellectual Property Assets in Licensee’s or Licensee’s licensees’ or subsidiaries’ presence, including such embodiments present on computer systems, or certify the destruction of such embodiments; and (iii) Licensee shall immediately amend any Licensee Filings to indicate that Licensee has no interest in the Intellectual Property Assets.

5.                                      TERMINATION

In the event Licensee shall materially breach and upon thirty (30) days’ written notice, shall fail to cure such breach of the terms of this Agreement, including, without limitation, the terms set forth in Exhibit B and Exhibit C, upon a further thirty (30) days’ written notice from Owner, the License Term shall terminate, Licensee’s license to use the Intellectual Property shall terminate and Licensee shall transfer to Owner all right, title and interest held by Licensee or any Licensee subsidiary or affiliate in the Derivative Works.

In the event Owner shall breach the terms of this Agreement, including, without limitation, the terms set forth in Exhibit B and Exhibit C, upon written notice from Licensee the License Term shall terminate, Licensee’s license to use the Intellectual Property shall terminate and Licensee shall convey to Owner all right, title and interest held by Licensee or any Licensee subsidiary or affiliate in the Derivative Works.

Any cause of action or claim of Licensee or Owner, accrued or to accrue because of any breach or default by the other party of any provision of this Agreement, shall survive the termination or expiration of this Agreement for a period of two (2) years.

Article III.                                       Purchase of Intellectual Property Assets

1.                                    TRANSFER OF TITLE TO INTELLECTUAL PROPERTY ASSETS

Upon receipt of the payments set forth in Section 1.1 of Exhibit C, attached hereto and incorporated herein by reference, Owner shall convey title to the Marks, Domains and logos to Licensee. It is the intent of the Owner and Licensee that Licensee will receive a full, unimpeded title and sole and exclusive ownership of the Intellectual Property Assets in accordance with and upon satisfaction of the terms and conditions set forth more fully in Exhibit B and Exhibit C.

2.                                      THE CLOSING

Subject to the terms and conditions of this Agreement, the transactions that are contemplated hereunder, will take place at the offices of Dunnington, Bartholow & Miller LLP located at 477 Madison Avenue, New York, NY 10022 or at such other place as the parties mutually agree, at 10:00 a.m. local time on July 16, 2007, or such other date as the parties hereto mutually agree upon in writing (the “Closing”).

3.                                    ITEMS TO BE DELIVERED AT CLOSING

At the Closing and subject to the terms and conditions set forth herein:

Owner shall deliver to Licensee an editable copy of each source code for the Software together with all backup documentation.  In addition, Owner shall deliver, or cause to be delivered, to Licensee, subject to the terms (including, but not limited to, installation and usage instructions) herein, control of the Intellectual Property Assets by delivering to Licensee possession of any necessary instruments and documents and taking all such action as may be required to permit Licensee to use the Intellectual Property Assets, subject to the terms of such license, such that thereafter during the License Term, Licensee will be able to maintain and further develop the Software and will be able to deliver to customers and provide support for customers using the version of the Software as it exists on the date hereof, and as modified during the License Term.

Licensee should receive the latest production version of the code (source code) and application (object code) as well as any work in process enhancements of the software that is in testing or development stages or have been envisioned and in documentation (use cases, object models, whitepapers, etc.) form only.  Also Licensee should receive any derivative software and IP products that are currently held by Owner.

In addition to the backup documentation for the software application, Licensee will receive all Design and Analysis documents for the future versions of the software as well as any training and user manuals that have been developed for deploying the software.

Owner shall deliver to Licensee:

A.                                   A copy of all Owner company resolutions adopted by the Members of Owner relative to the transactions contemplated by this Agreement, certified by a Member of Owner to be complete and correct and not to have been amended or rescinded.

B.                                     A certificate of a Member or Manager of Owner, dated the Closing Date, certifying that  (1) Owner has performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Owner prior to or at the Closing (except to the extent waived by Licensee); and (2) the representations and warranties of Owner contained in this Agreement and the information contained in the Exhibits hereto are true and correct to the best knowledge of the Owner on the Closing Date; and (3) there has been no material adverse change in the business, operations, assets, properties, prospects or conditions (financial or otherwise) of Owner between the date hereof and on the Closing Date.

4.                                    CONSIDERATION FOR ACQUIRED ASSETS

The consideration payable by Licensee to the Owner for the Intellectual Property Assets shall be as set forth and on the dates as set forth in Exhibit C (the “Purchase Price”).  Title to the Intellectual Property Assets shall be conveyed to Licensee as provided in Exhibit B.  Accordingly, as security for payment in full of the payment amounts due Owner hereunder, Licensee hereby grants to Owner a continuing security interest (“Security Interest”) in the Marks and Software, and hereby authorizes Owner to file a UCC-1 financing statement to memorialize such Security Interest in favor of Owner as well as such other documents, filings or instruments of security that Owner may deem necessary to enable Owner to secure, perfect and/or protect a security interest in and to the Marks and the Software.

5.                                    ASSUMPTIONS OF OBLIGATIONS

Except as otherwise provided for herein, Licensee does not assume and shall not be liable for any obligations, commitments, or liabilities of Owner that now exist or may arise in the future with respect to the following types of matters occurring on or prior to the Closing:

A.                                 To any supplier of merchandise that does not relate exclusively to the Intellectual Property Assets or relate exclusively to the Intellectual Property Assets and has been received and accepted by the Owner as of the date hereof;

B.                                   Subject to other provisions in this Agreement, to any employee or former employee of the Owner or any of such employee’s beneficiaries, heirs, or assigns arising out of such employee’s or former employee’s employment by the Owner, out of the transactions contemplated by this Agreement, or by virtue of any collective bargaining relationship or agreement or pursuant to any labor relations law;

C.                                   With respect to any income, profits, property, excise, or similar taxes relating to products sold by the Owner prior to the date of the Closing; or

D.                                  Under any statute, rule, regulation, code, or by-law including, but not limited to, workers’ compensation, health, safety, labor, discrimination, and environmental laws, rules, regulations, codes, and by-laws for actions of the Owner occurring prior to the Closing.

Article IV.                                      General Provisions

1.                                    REPRESENTATIONS, WARRANTIES, AND COVENANTS OF Licensee

Licensee hereby represents, warrants, and covenants as follows:

A.                                 Organization and Standing.   Licensee is duly incorporated and validly existing in good standing under the laws of Nevada.

B.                                   Corporate Authority.   Licensee has full power and authority to enter into this Agreement, and to carry out the terms and provisions hereof applicable to it and, when executed and delivered, this Agreement shall constitute a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms.

C.                                   Corporate Action.   The Board of Directors of Licensee has taken or will have taken by the Closing all corporate action required by law, its Articles of Incorporation and By-laws, or otherwise, to authorize the execution, delivery, and performance of this Agreement and all documents, agreements, and instruments delivered pursuant to this Agreement.

2.                                    REPRESENTATIONS, WARRANTIES, AND COVENANTS OF OWNER

Owner hereby represents, warrants, and covenants as follows:

A.                                 Organization and Standing.   Owner is a limited liability company duly incorporated and validly existing in good standing under the laws of Florida with full power and authority to conduct its business as it is presently conducting the same on the date of Closing.

B.                                   Authority.   Owner has full power and authority to enter into this Agreement, and to carry out the terms and provisions hereof applicable to it and, when executed and delivered, this Agreement shall constitute a valid and binding agreement of Owner, enforceable against Owner in accordance with its terms.

C.                                   Company Action.   The Manager of Owner has taken or will have taken by the Closing all action required by law or its Articles of Organization and Operating Agreement, to authorize the execution, delivery, and performance of this Agreement and all documents, agreements and instruments delivered pursuant to this Agreement.

D.                                  Compliance With Agreements and Laws.   The execution, delivery, and performance of this Agreement by Owner and the consummation by Owner of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of any statute, indenture, mortgage, deed of trust, loan agreement, note, subscription agreement, or instrument to which Owner is a party, or by which it or its property is bound, or any judgment, decree, order, rule, or regulation of any court or governmental agency or body having jurisdiction over Owner or over its properties.  No consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by Owner of the transactions on its part herein contemplated.

E.                                    Marketable Title.   Owner has good title to all the Intellectual Property Assets, subject to no security interest, mortgage, pledge, lien or other encumbrance and has the authority and right to enter into the Agreement and to license and eventually transfer the legal and beneficial title and ownership in the Intellectual Property Assets to Licensee free and clear of any liens, charges, encumbrances, and any other rights of others except as set forth in this Agreement.

F.                                    Litigation.   There is no known or threatened litigation, arbitration, investigation, governmental action, or other proceeding pending against the Owner that would adversely affect the sale of the Software or the other Intellectual Property Assets, except as set forth on Exhibit D, nor does Owner know of any basis for any such litigation, arbitration, investigation, governmental action, or proceeding, nor is Owner contemplating the institution of any such litigation, arbitration, investigation, or proceeding.  Owner is not a party to any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority with respect or relating to, or arising out of the development and production of the Software.

G.                                   Third-Party Options.   There are no existing agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Intellectual Property Assets or any interest therein except as set for herein.

3.                                    INDEMNIFICATION AND POST-CLOSING COVENANTS

A.                                 The representations, warranties, and covenants of the parties set forth herein shall survive the Closing for a period of the lesser of eighteen (18) months or the duration of the Earn Out Payments (as defined in the Merger Agreement).  Neither party has made any representation, warranty, or covenant to the other, express or implied, written or oral, except as set forth herein or as set forth in the relevant sections of the Merger Agreement as those relevant sections specifically relate to the Intellectual Property Assets, or as set forth in a written certificate, instrument, or other document delivered pursuant to this Agreement.  Either party may assert any claim for breach of warranty, misrepresentation, or omission to the other, which has not been expressly waived in writing, within  the lesser of eighteen (18) months or the duration of the Earn Out Payments  following the Closing; and any such claim not made or asserted within said period shall be barred.  In no event shall any party be liable for any breach of warranty, misrepresentation, or omission where the facts underlying such breach, misrepresentation, or omission were specifically known to the other party on or prior to the Closing.

B.                                   Each party agrees with respect to representations, warranties, and covenants in this Agreement or any other written certificate, instrument, or other document delivered or made available to the other party pursuant to this Agreement, to indemnify, defend, and hold the other party harmless against all actual liability, loss, or damage, including, but not limited to, all obligations and liabilities in respect of suits, proceedings, demands, judgments, expenses, and costs, together with all reasonable costs and expenses related thereto, including reasonable counsel and accounting fees and expenses, resulting from any knowing breach of warranty, knowing misrepresentation, knowing omission, or knowing failure to perform any covenant contained in this Agreement; provided, however, that in no event shall a party’s obligation to indemnify hereunder exceed the amount of the other party’s actual out-of-pocket losses; and, in such event, each such party shall be required to pay all of such liabilities, damages, losses, costs, claims, and expenses; provided, however, that Owner’s responsibility for indemnification of Licensee shall not exceed, in the aggregate, the monetary (as opposed to Warrants) portion of the Purchase Price set forth in Exhibit C actually received by Owner.

C.                                   Licensee agrees to cooperate with and make available to Owner after the Closing all records and documents which relate to all periods prior to the Closing to permit Owner to prepare any requisite tax returns.

4.                                    COVENANT NOT TO COMPETE

Provided that neither party is in breach of its obligations under this Agreement, the Merger Agreement or that certain Senior Management Employment Agreement dated as of July 15, 2007, then provided that Licensee is performing its obligations hereunder and there under, Owner agrees that for a period of two (2) years from the Closing Date of this Agreement, Owner will not, directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be connected as a partner, principal, agent, representative, consultant, or otherwise with, or use or permit its name to be used in connection with, any business or enterprise anywhere in the United States engaged in the business of developing software or hardware relating to or based on the subject matter of the Software and the industries to which it is marketed, licensed or sold.  The parties agree and acknowledge that this Section does not proscribe or limit the Owner from developing or producing computer software or hardware unrelated to or not based on the Software.

B.                                   In the event that the provisions of this section should ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law.

C.                                   Owner specifically acknowledges and agrees that the foregoing restrictions are reasonable and necessary to protect the legitimate interests of Licensee, that Licensee would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to Licensee, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, Licensee, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  Owner specifically acknowledges and agrees that Licensee shall be entitled to an equitable accounting of all earnings, profits, and other benefits arising from any such breach, and further agrees to pay the reasonable legal fees and expenses incurred by Licensee or any successor or assign thereof in enforcing the restrictions contained in this section.

D.                                    In the event the enforceability of any terms of this section are challenged in a lawsuit instituted during the protective term of the Covenant Not To Compete provided for in this section and the Owner or its affiliates are not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time period shall be tolled during the pendency of the lawsuit until the dispute is finally resolved and all periods of appeal have expired.

5.                                      LIABILITY AND WARRANTY

A.                                 Owner expressly retains (i) all liability and responsibility, including product liability and warranty obligation, whether express or implied, with respect to the Software that was shipped or sold in place or for services rendered by Owner or any predecessor in interest on or before the Closing for a period of the lesser of thirty-six (36) months or the duration of the Earn Out Payments and (ii) all liability and responsibility for any claims that the Software contains allegedly infringing systems or materials.  Owner, in such regard, agrees to defend, indemnify, and hold Licensee harmless from any and all such claims, causes of action, debts, or actions (including, but not limited to, product liability claims) provided, however, that Licensee shall promptly notify Owner in writing as to the exact nature of the claim and Owner shall assume responsibility and liability for the defense thereof using counsel of its choice and Owner shall have full control of the defense thereof.  Owner shall not be liable where Licensee is guilty of negligence or in the event that Licensee fails to give such written notice within ten (10) days after Licensee’s receipt of such claim.  In no event shall Owner be liable for any indirect, special, consequential or other damages, whether grounded in tort (including negligence), strict liability, contract or otherwise.  Licensee agrees to fully cooperate with and support Owner in defense of any such action.

B.                                   Licensee expressly assumes all liability and responsibility, including product liability and warranty obligations, whether express or implied, with respect to any product in inventory at the time of Closing or in the Software which was shipped, sold in place or manufactured or for services rendered by Licensee or any successor in interest after Closing.  Licensee agrees to defend, indemnify, and hold Owner harmless from any and all such claims, causes of action, debts, or actions (including, but not limited to, products liability claims).  Owner agrees to fully cooperate with and support Licensee in the defense of any such action.

6.                                    FURTHER ASSURANCES

Each party agrees to, from time to time after the Closing, upon reasonable request, without undue delay or any additional charge, to execute, acknowledge, and deliver such other documents and instruments to the other party and will take such other proper actions and deliver such other documents, certifications, and further assurances as the party may reasonably request in order to do all acts and things required to effectively carry out this Agreement.  After the Closing, the parties shall, upon reasonable request, without undue delay or any additional charge, cooperate with each other with respect to any reasonable transitional matters, and shall be available by telephone on a reasonable number of occasions and at reasonable times to respond to inquiries about the Assets or any other subjects related to this Agreement.

7.                                    COSTS AND EXPENSES

Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

8.                                    PUBLIC ANNOUNCEMENTS AND PRESS RELEASES

No public announcements or press releases concerning the sale and purchase of the Software shall be made by either party or their designees without the prior written consent of the other party unless as required by the U.S. Securities and Exchange Commission.

9.                                    JURISDICTION/DISPUTES

This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision.  The parties hereto expressly and irrevocably consent and submit to the exclusive jurisdiction of the applicable local, federal, or appellate courts located in New York, New York, in connection with any proceeding arising from or out of this Agreement.  Each party agrees that such courts shall be deemed to be a convenient forum in any such legal proceeding, and agrees not to assert (by way of motion, as a defense or otherwise) any claim that such party is not subject personally to the jurisdiction of any such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or, that this Agreement or the subject matter hereof may not be enforced in, or by, any such courts.

10.                             AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors, and assigns.

11.                             NOTICES

A.                                 Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address by reputable overnight courier such as FedEx or postal express mail.

B.                                   Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

12.                             WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

13.                             SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

14.                             ASSIGNABILITY

This Agreement and the rights and obligations there under are personal with respect to each party and may not be assigned by any act of either party or by operation of law without the prior written consent of the other party.

15.                               ACCELERATION

All consideration set forth on Exhibit C shall be deemed earned, accelerated and due and payable sixty (60) days after the termination of the employment of Christopher Watson by Bravera, Inc. (or its successor), a Florida corporation and a subsidiary of Shea, for any reason other than for “Cause” as defined in that certain Senior Management Employment Agreement between Bravera, Inc. and Christopher Watson dated as of  July 15, 2007.

16.                             INTEGRATION

This Agreement inclusive of the references to other agreements incorporated herein by reference constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement.  It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.  This Agreement shall take precedence over any other documents that may conflict with this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his hand as of the day first set forth above.

INTELLECTUS, LLC

By::
Name: Christopher Watson
Title: Member

IP Holding of Nevada Corp.

By::
Name: E. Joseph Vitetta, Jr.
Title: Corporate Secretary

EXHIBITS for the AGREEMENT

Contents to follow:

EXHIBIT A: Intellectual Property Assets

EXHIBIT B: Transfer of Title Agreement

EXHIBIT C: Consideration for Assets

EXHIBIT D: List of Pending Litigation Matters

EXHIBIT E: IP Agreement Warrant

EXHIBIT A
Intellectual Property Assets

As part of this Agreement, Intellectus, LLC is licensing and selling the following:

Trademarks

Bravera ®
http://tess2.uspto.gov/bin/showfield?f=doc&state=prrnhj.2.1
<http://tess2.uspto.gov/bin/showfield?f=doc&state=prrnhj.2.1>

RAPID Workplace (tm)
http://tess2.uspto.gov/bin/showfield?f=doc&state=prrnhj.3.1
<http://tess2.uspto.gov/bin/showfield?f=doc&state=prrnhj.3.1>

Software
“Bravera Process Director”
“Bravera Content Director”
“Bravera RAPID Workplace” which includes the prior versions branded as “Bravera RAPID”
 is being sold by Intellectus as part of the transaction.
InfoBridge
InfoDex
All software and development tools associated with Bravera, Rapid Workplace and any and all derivative works associated with the above

Any licenses held in Intellectus that are necessary for compiling or running any of Bravera, Inc.’s software.  This should include latest code and all documentation (an example could be an Integrated Development Environment
(IDE’s like NetBeans, MS Visual Studio, etc.) or a SQL Server or Oracle license for the Web-based Content management service

Domains
www.bravera.com
www.braveraonline.com

Logos
Bravera and all associated Bravera logos

(insert example)

EXHIBIT B
Transfer of Title Agreement

The undersigned agree that when payments, as set forth in Exhibit C, paid to Intellectus, LLC equal or exceed $1,000,000, title to the Intellectual Property Assets set forth in Exhibit A shall be transferred by Intellectus, LLC to IP Holding of Nevada Corp. subject to the terms and conditions provided for herein, and IP Holding of Nevada Corp. may take all necessary action to register and record the said transfer.  Intellectus, LLC agrees to cooperate fully by signing any necessary documents to register and record the transfer of ownership.

INTELLECTUS, LLC

By:
Name:	Christopher Watson
Title:	Member
Date:	July 16, 2007

IP HOLDING of NEVADA CORP.

By:
Name:	E. Joseph Vitetta, Jr.
Title:	Corporate Secretary
Date:	July 16, 2007

EXHIBIT C
Consideration for Intellectual Property Assets

The following consideration shall be payable by Licensee to Owner for the Intellectual Property Assets as defined in the Agreement and Exhibit A thereto.  All terms not otherwise defined herein shall have the meaning as set forth in the Agreement and Plan of Merger by and among Shea Development Corp., Shea Development Acquisition No. 3 Corp., Bravera, Inc. and Christopher Watson, dated April 26, 2007.

1.1                                                                               Payments.  At the:

(a)                                  Effective Time:  Warrants to purchase 450,000 shares of the common stock of Shea in the form attached hereto as Exhibit E

(b)                                 1st Closing Date Anniversary: $750,000

(c)                                  2nd Closing Date Anniversary: $375,000

(d)                                 3rd Closing Date Anniversary: $375,000

1.2                                                                               Fiscal Year 2007 Earn-Out Payments.

(a)                                  Q3 2007 Earn-Out Payments.  Subject to the combined EBITDA (the “Q3 EBITDA”) of Bravera, Inc., Owner and all of their affiliates and subsidiaries (the “Bravera Group”) equaling or exceeding $750,000 (the “Q3 EBITDA Floor”) for the first three (3) month period following the Effective Date (the “Q3 Earn-Out Period”), Licensee shall pay $500,000 to Owner.

Q3 2007 EBITDA Deficit Event.  If the Q3 EBITDA is less than Q3 EBITDA Floor, Licensee shall pay a pro-rata portion of the $500,000 Earn-Out Payment to Owner calculated by (i) dividing the Q3 EBITDA by the Q3 EBITDA Floor and (ii) multiplying the result of subsection (a) (i) by $500,000.

(b)                                 Q4 2007 Earn-Out Payments.  Subject to the Bravera Group’s EBITDA (the “Q4 EBITDA”) equaling or exceeding $1,000,000 (the “Q4 EBITDA Floor”) for the three (3) month period following the first 3 month anniversary of the Effective Date (the “Q4 Earn-Out Period”), Licensee shall pay $500,000 to Owner.

Q4 2007 EBITDA Deficit Event.  If the Q4 EBITDA is less than Q4 EBITDA Floor, Licensee shall pay a pro-rata portion of the $500,000 Earn-Out Payment to Owner calculated by (i) dividing the Q4 EBITDA by the Q4 EBITDA Floor and (ii) multiplying the result of subsection (b) (i) by $500,000.

(c)                                  2007 Make-Up Earn-Out Payments.  (i) If the Bravera Group’s EBITDA (the “2007 EBITDA”) equals or exceeds $2,000,000 (the “2007 EBITDA Floor”) for the 2007 Fiscal Year and (ii) if a Q3 or Q4 EBITDA Deficit Event occurred, Licensee shall pay to Owner any amounts which were not paid to Owner based on the determination of a quarterly EBITDA Deficit, per Section 1.2, subsections (a) and (b).  In no event shall the sum of payment to Owner per Section 1.2, subsections (a), (b) and (c) exceed an amount equal to $1,000,000.

1.3                                                                               Other Earn-Out Payments.

(a)                                  Year 1 Earn-Out Payments.  Subject to the Bravera Group’s gross revenue(s) exceeding ninety percent (90%) of $6,850,000 and the the Bravera Group’s EBITDA (the “Year 1 EBITDA”), exceeding ninety percent (90%) of $2,500,000 for the first twelve (12) month period following the Effective Date (the “Year 1 Earn-Out Period”), Licensee shall pay $500,000 to Owner.

(b)                                 Year 2 Earn-Out Payments.  Subject to the Bravera Group’s gross revenue(s) exceeding eighty percent (80%) of $8,900,000 and the Bravera Group’s EBITDA (the “Year 2 EBITDA”), exceeding eighty percent (80%) of $4,500,000 for the twelve (12) month period following the first anniversary of the Effective Date (the “Year 2 Earn-Out Period”), Licensee shall pay $375,000 to Owner.

(c)                                  Year 3 Earn-Out Payments.  Subject to the Bravera Group’s gross revenue(s) exceeding eighty percent (80%) of $11,500,000 and the Bravera Group’s EBITDA (the “Year 3 EBITDA”), exceeding eighty percent (80%) of $5,000,000 for the twelve (12) month period following the second anniversary of the Effective Date (the “Year 3 Earn-Out Period”), Licensee shall pay $375,000 to Owner.

1.4                                                                               EBITDA Definition.

(a)                                  For the purposes of this Exhibit C only, the definition of EBITDA shall be as follows:

EBITDA shall mean: Invoices billed during the period for services performed and unconditionally accepted by the customer(s); plus, invoices billed during the period for products sold and unconditionally accepted by the customer(s); less, all operating expenses for the period; plus all interest expense for the period; plus all income tax expense for the period; plus all depreciation expense for the period; and plus all amortization expense for the period.

Exhibit D
List of Pending Litigation

None.

Exhibit E
IP Agreement Warrant

THIS COMMON STOCK PURCHASE WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ACT, AS AMENDED (THE “1933 ACT”). THE HOLDER HEREOF, BY PURCHASING THIS COMMON STOCK PURCHASE WARRANT, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, OR (C) IF REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, A SECURITIES PURCHASE AGREEMENT (“PURCHASE AGREEMENT”), DATED THE DATE HEREOF, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTIES, INCLUDING, WITHOUT LIMITATION, PROVISIONS WHICH LIMIT THE EXERCISE RIGHTS OF THE HOLDER AND SPECIFY MANDATORY REDEMPTION OBLIGATIONS OF THE COMPANY.

Shea Development Corp.

COMMON STOCK PURCHASE WARRANT

Number of shares:	450,000

Holder:	INTELLECTUS, LLC

Expiration Date:	July 16, 2014

Exercise Price per Share:	$1.00

Shea Development Corp., a company organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, INTELLECTUS, LLC, or its registered assigns (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company 450,000 shares (the “Warrant Shares”) of common stock, par value $0.001 per share (the “Common Stock”), (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at a price of $1.00 per Warrant Share (as adjusted from time to time as provided in Section 7, per Warrant Share (the “Exercise Price”), at any time and from time to time from and after the date thereof and through and including 5:00 p.m. New York City time on July 16, 2014 (or eighteen months of effectiveness of a Registration Statement subsequent to the issuance herein (such 18 months to be extended by one month for each month or portion of a month during which a Registration Statement’s effectiveness has lapsed or been suspended), whichever is longer) (the “Expiration Date”), and subject to the following terms and conditions:

1.                                      Registration of Warrant.  The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time.  The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2.                                      Investment Representation.  The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an accredited investor affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws.  The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws.  If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof.  “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3.                                      Validity of Warrant and Issue of Shares.  The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, excluding income, transfer and other similar taxes that may become due by Warrant Holder upon the exercise of the rights represented by this Warrant.  The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of Common Stock to provide for the exercise of the rights represented by this Warrant.

4.                                      Registration of Transfers and Exchange of Warrants.

a. Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 12.  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 12 for one or more New Warrants,

evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder.  Any such New Warrant will be dated the date of such exchange.

5.                                      Exercise of Warrants.

a.                               Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 12, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United States of America, in cash or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise [as defined herein]) issue or cause to be issued  and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act.  Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

b.                              A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

c.                               This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election To Purchase.  If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

d.                              (i)  Notwithstanding anything contained herein to the contrary, the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x (B - C))/B

(ii)  For purposes of the foregoing formula:

A= the total number shares with respect to which this Warrant is then being exercised.

B= the last reported sale price (as reported by Bloomberg) of the Common Stock on immediately preceding the date of the Exercise Notice.

C= the Warrant Exercise Price then in effect at the time of such exercise.

6.                                      Maximum Exercise.  Reserved.

7.                                      Adjustment of Exercise Price and Number of Shares.  The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

a.                                       Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc.  The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

b.                                      Adjustment for Reorganization, Consolidation, Merger, Etc.  In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

c.                                       Certificate as to Adjustments.  In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

8.                                      Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 8, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

9.                                      Sale or Merger of the Company.  In the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity, the Warrant Holder will have the right to exercise the warrants concurrent with the sale.

10.                               Notice of Intent to Sell or Merge the Company.  The Company will give Warrant Holder 45 days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity

11.                               Issuance of Substitute Warrant.                  In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company.

12.                               Notice.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company, to:

Shea Development Corp.
1351 Dividend Drive, Suite G
Marietta, GA  30067
Attention: Richard Connelly

With a copy, which shall not constitute notice to:

Dunnington, Bartholow & Miller LLP
477 Madison Avenue, 12th floor
New York, NY 10022
Attention: Robert T. Lincoln, Esq.

If to the Warrant Holder, to:

Christopher Watson
300 Bucksley Lane #305
Daniel Island, SC 29492

13.                               Miscellaneous.

a.  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Warrant may be amended only in writing and signed by the Company and the Warrant Holder.

b.  Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

c. This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

d.  The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

e. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceablilty of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

f.  The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of July      , 2007.

Shea Development Corp.

By:
	Name:	Francis E. Wilde
	Title:	Chairman and CEO

FORM  OF  ELECTION  TO  PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  Shea Development Corp.:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase                              shares of Common Stock, par value $0.001 per share (“Common Stock”), of Shea Development Corp. and encloses one warrant and $                   for each Warrant Share being purchased or an aggregate of $                                 in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)

(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)

(By:)

Signature must conform in all respects to name of
Warrant Holder as specified on the face of the
Warrant.

[FORM OF ASSIGNMENT PURSUANT TO SECTION 4(a)]

(To be executed by the registered holder if such holder desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and hereby irrevocably constitutes and appoints                                                                Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature:

(Signature must confirm in all respects to name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other Identifying Number of Assignee).